                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported): FEBRUARY 12, 1999
                                                      (FEBRUARY 10, 1999)

                               CORIXA CORPORATION
             (Exact name of Registrant as specified in its charter)


        DELAWARE                   [COMMISSION FILE NUMBER]      91-1654387
(State or other jurisdiction       (Commission File Number)   (I.R.S. Employer
OF incorporation or organization)                            Identification No.)


                         1124 COLUMBIA STREET, SUITE 200
                            SEATTLE, WASHINGTON 98104
               (Address of principal executive offices) (Zip code)


                                 (206) 754-5711
              (Registrant's telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

      (a) On February 10, 1999, Corixa Corporation a Delaware corporation (the "Company") acquired Anergen, Inc. a Delaware corporation ("Target"), by the statutory merger (the "Merger") of Yakima Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Company Sub") with and into Target. The Merger was accomplished pursuant to the Agreement and Plan of Reorganization, dated as of December 11, 1998, among the Company, Target and Company Sub (the "Merger Agreement"), and a related Certificate of Merger, pursuant to which the Company Sub merged with and into Target with Target surviving as a wholly-owned subsidiary of the Company. The Merger occurred following the approval of the Merger Agreement by the stockholders of Target pursuant to a stockholders meeting held on February 10, 1999 and satisfaction of certain other closing conditions. As a result of the Merger, the Company became the owner of 100% of the issued and outstanding shares of Target Common Stock and each outstanding share of Target Common Stock was converted into .055919 of a share of the Company's Common Stock.

      A total of approximately 1.1 million shares of the Company's Common
Stock will be issued to former Target stockholders and option holders in exchange for the acquisition by the Company of all outstanding Target capital stock and all unexpired and unexercised options and warrants to acquire Target capital stock. The ratio at which Target's stock was exchanged for shares of the Company's Common Stock was determined pursuant to a formula set forth in the Merger Agreement. The formula was agreed upon in arms' length negotiations and took account of several factors concerning the relative valuations of Target and the Company. Certain adjustments to the purchase price were made in accordance with the Merger Agreement. Target received an opinion from its financial advisor that the Merger was fair to the Target's stockholders from a financial point of view.

      The shares issued to Target stockholders were issued pursuant to the Registration Statement No. 333-69679 on Form S-4, pursuant to the Securities Act of 1933, as amended, which became effective as of January 12, 1999 (the "Form S-4"). Options and warrants to purchase Target Common Stock were assumed by the Company and remain outstanding as options to purchase shares of the Company's Common Stock.

      The Merger will be accounted for as a purchase transaction.

      The above description of the Merger is a summary and as such is not intended to be complete and is subject to and qualified by reference to the Merger Agreement, and is attached as Appendix A to the Form S-4 and a press release issued by the Registrant on February 11, 1999 concerning the Registrant's acquisition of the Target which is incorporated by reference, and attached hereto as an exhibit. For a more detailed description of the Merger and the Merger Agreement, reference is made to the Form S-4.

            (b) Target is a biotechnology company focused on advancing the treatment of autoimmune diseases. Target is developing proprietary biopharmaceutical compounds designed to interrupt selectively antigen presentation or inactivate those T cells that mediate the disease process. The Company intends to continue such business.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

      (a)   Financial Statements of Business Acquired.

      Index to Financial Statements
      Report of Ernst & Young LLP, Independent Auditors ..................1
      Financial Statements
      Balance Sheets .....................................................2
      Statements of Operations ...........................................3
      Statements of Stockholders Equity' .................................4
      Statements of Cash Flows ...........................................5
      Notes to Financial Statements ......................................6


               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Anergen, Inc.

     We have audited the accompanying balance sheets of Anergen, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 6, 1998, the Company, as discussed in the second paragraph of Note 1, has experienced a reduction in revenues and has been unable to secure additional financing, which has adversely affected the Company's liquidity. The second paragraph of Note 1 describes management's plans to address these issues.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Anergen, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Palo Alto, California
February 6, 1998,
except for the second paragraph of Note 1, as to which the date is December 21, 1998

                                 ANERGEN, INC.

                                 BALANCE SHEETS
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                  DECEMBER 31,
                                             SEPTEMBER 30,    --------------------
                                                 1998           1997        1996
                                             -------------    --------    --------
                                              (UNAUDITED)
                                      ASSETS
Current assets:
  Cash and cash equivalents................    $  1,868       $  1,412    $  3,963
  Short-term investments...................         502          6,991      12,437
  Accounts receivable......................          --            836         820
  Prepaid expenses.........................          50             78         208
                                               --------       --------    --------
          Total current assets.............       2,420          9,317      17,428
Property and equipment, net................       1,173          1,703       1,459
Deferred charges and deposits..............          36             36          36
                                               --------       --------    --------
          Total assets.....................    $  3,629       $ 11,056    $ 18,923
                                               ========       ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities...........................    $    730       $  1,281    $  1,326
  Deferred revenue.........................          --            502         500
  Current portion of obligations and
     commitments...........................       1,003            616         728
                                               --------       --------    --------
Total current liabilities..................       1,733          2,399       2,554
Long-term obligations and commitments, less
  current portion..........................          --            870         366
Stockholders' equity:
  Preferred stock, no par value; 10,000,000
     shares authorized; none outstanding...          --             --          --
  Common stock, no par value; 60,000,000
     shares authorized; 18,892,000 shares
     issued and outstanding (18,846,264 and
     18,780,697 at December 31, 1997 and
     1996, respectively)...................      57,705         57,670      57,484
  Additional paid-in capital...............         659            659         659
  Accumulated other comprehensive income...          --             (6)        (34)
  Accumulated deficit......................     (56,468)       (50,536)    (42,106)
                                               --------       --------    --------
          Total stockholders' equity.......       1,896          7,787      16,003
                                               --------       --------    --------
          Total liabilities and
             stockholders' equity..........    $  3,629       $ 11,056    $ 18,923
                                               ========       ========    ========

                            See accompanying notes.

                                 ANERGEN, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                              NINE MONTHS ENDED
                                SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                              ------------------    -----------------------------
                               1998       1997       1997       1996       1995
                              -------    -------    -------    -------    -------
                                 (UNAUDITED)
Revenue:
  Contract revenue-related
     party..................  $   923    $ 1,797    $ 2,631    $ 3,107    $ 3,001
  Contract revenue..........    2,198      2,667      3,132        412         --
  License fee...............       --         --         --      2,000         --
  Interest income...........      300        460        565        653        533
                              -------    -------    -------    -------    -------
          Total revenue.....    3,421      4,924      6,328      6,172      3,534
Operating expenses:
  Research and
     development............    6,374      8,611     11,559      9,278      8,322
  General and
     administrative.........    2,873      2,180      2,997      2,521      1,976
  Interest expense..........      106        174        202        170        322
                              -------    -------    -------    -------    -------
                                9,353     10,965     14,758     11,969     10,620
                              -------    -------    -------    -------    -------
Net loss....................  $(5,932)   $(6,041)   $(8,430)   $(5,797)   $(7,086)
                              =======    =======    =======    =======    =======
Basic and diluted net loss
  per share.................  $ (0.31)   $ (0.32)   $ (0.45)   $ (0.35)   $ (0.55)
                              =======    =======    =======    =======    =======
Shares used in computation
  of basic and diluted net
  loss per share............   18,878     18,807     18,815     16,482     12,859
                              =======    =======    =======    =======    =======

                            See accompanying notes.

                                 ANERGEN, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                            OTHER
                                           COMMON STOCK     ADDITIONAL                   ACCUMULATED
                                         ----------------    PAID-IN       DEFERRED     COMPREHENSIVE    ACCUMULATED
                                         SHARES   AMOUNT     CAPITAL     COMPENSATION       INCOME         DEFICIT      TOTAL
                                         ------   -------   ----------   ------------   --------------   -----------   -------
Balance at December 31, 1994...........   7,439   $32,572      $648          $(36)           $(91)        $(29,223)    $ 3,870
  Proceeds from follow-on offering,
    net................................   7,317    14,651        --            --              --               --      14,651
  Issuance of common stock to employees
    under option and purchase plans....     212       136        --            --              --               --         136
  Amortization of deferred
    compensation.......................      --        --        --            36              --               --          36
  Unrealized gain on investments.......      --        --        --            --             107               --         107
  Net loss.............................      --        --        --            --              --           (7,086)     (7,086)
                                         ------   -------      ----          ----            ----         --------     -------
Balance at December 31, 1995...........  14,968    47,359       648            --              16          (36,309)     11,714
  Proceeds from follow-on offering,
    net................................   3,668     9,880        --            --              --               --       9,880
  Issuance of common stock to employees
    under option and purchase plans....     145       245        --            --              --               --         245
  Deferred compensation................      --        --        11            --              --               --          11
  Unrealized loss on investments.......      --        --        --            --             (50)              --         (50)
  Net loss.............................      --        --        --            --              --           (5,797)     (5,797)
                                         ------   -------      ----          ----            ----         --------     -------
Balance at December 31, 1996...........  18,781    57,484       659            --             (34)         (42,106)     16,003
  Issuance of common stock to employees
    under option and purchase plans....      65       186        --            --              --               --         186
  Unrealized gain on investments.......      --        --        --            --              28                           28
  Net loss.............................      --        --        --            --              --           (8,430)     (8,430)
                                         ------   -------      ----          ----            ----         --------     -------
Balance at December 31, 1997...........  18,846    57,670       659            --              (6)         (50,536)      7,787
  Issuance of common stock to employees
    under option and purchase plans
    (unaudited)........................      46        35        --            --              --               --          35
  Unrealized gain on investments
    (unaudited)........................      --        --        --            --               6                            6
  Net loss (unaudited).................      --        --        --            --              --           (5,932)     (5,932)
                                         ------   -------      ----          ----            ----         --------     -------
Balance at September 30, 1998
  (unaudited)..........................  18,892   $57,705      $659          $ --            $ --         $(56,468)    $ 1,896
                                         ======   =======      ====          ====            ====         ========     =======

                            See accompanying notes.

                                 ANERGEN, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                                         ------------------   ------------------------------
                                                          1998       1997       1997       1996       1995
                                                         -------   --------   --------   --------   --------
                                                            (UNAUDITED)
OPERATING ACTIVITIES
Net loss...............................................  $(5,932)  $ (6,041)  $ (8,430)  $ (5,797)  $ (7,086)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization........................      625        633        874      1,096      1,031
  Deferred compensation................................       --         --         --         11         36
  Changes in certain assets and liabilities:
    Contract receivables -- related party..............      836       (889)      (516)        (5)      (223)
    Prepaid expenses...................................       28        118        130       (106)        76
    Other assets.......................................       --         --         --         --        (16)
    Accounts payable accrued liabilities and deferred
      revenue..........................................   (1,053)       (18)       457        786         63
                                                         -------   --------   --------   --------   --------
Net cash used in operating activities..................   (5,496)    (6,197)    (7,485)    (4,015)    (6,119)
INVESTING ACTIVITIES
Purchases of securities available-for-sale.............   (7,285)   (20,946)   (27,979)   (21,783)   (30,172)
Sale of investments available-for-sale.................   13,779     29,201     33,453     20,320     21,763
Purchases of equipment.................................      (94)    (1,021)    (1,118)      (545)      (790)
                                                         -------   --------   --------   --------   --------
Net cash provided by (used in) investing activities....    6,400      7,234      4,356     (2,008)    (9,199)
FINANCING ACTIVITIES
Repayments of capital lease obligations and debt.......     (483)      (452)      (817)      (883)    (1,038)
Proceeds from facility and equipment debt financing....       --        659      1,209        276        789
Issuance of common stock, net..........................       35        102        186     10,125     14,787
                                                         -------   --------   --------   --------   --------
Net cash provided by (used in) financing activities....     (448)       309        578      9,518     14,538
Net increase (decrease) in cash and cash equivalents...      456      1,346     (2,551)     3,495       (780)
Cash and cash equivalents at beginning of period.......    1,412      3,963      3,963        468      1,248
                                                         -------   --------   --------   --------   --------
Cash and cash equivalents at end of period.............    1,868      5,309      1,412      3,963        468
Short-term investments at end of period................      502      4,219      6,991     12,437     11,024
                                                         -------   --------   --------   --------   --------
Cash, cash equivalents and short-term investments at
  end of period........................................  $ 2,370   $  9,528   $  8,403   $ 16,400   $ 11,492
                                                         =======   ========   ========   ========   ========

                            See accompanying notes.

                                 ANERGEN, INC.

                         NOTES TO FINANCIAL STATEMENTS
                INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE
           NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

     Anergen, Inc. (the "Company") was incorporated on April 26, 1988 for the purpose of developing therapies using biopharmaceutical compounds for the treatment of autoimmune diseases. The Company devotes its efforts to research and development on its own behalf and also on behalf of its corporate partners.

     At September 30, 1998 the Company had cash, cash equivalents and short-term investments of approximately $2,370,000 which at historical cash consumption rates is not sufficient to fund operations through the end of the year. Therefore, during October of 1998, Anergen announced a restructuring pursuant to which it took a number of steps to reduce expenses including the termination of 33 employees. Anergen has also ceased its research efforts and is focusing on clinical development on AnergiX for rheumatoid arthritis in collaboration with N.V. Organon. Anergen restructured its operations due to an inability to date to secure financing. On December 11, 1998, Anergen entered into a Note Purchase Agreement (the "Note Purchase Agreement") with Warburg, Pincus Ventures, L.P. ("WPV") and International Biotechnology Trust, PLC ("IBT"), Anergen's two largest stockholders, pursuant to which Anergen may obtain a bridge loan (the "Bridge Loan") of up to $1,500,000 subject to certain conditions. On December 19, 1998 Anergen issued promissory notes in the aggregate amount of $500,000 under this Bridge Loan facility. The Note Purchase Agreement was executed concurrently with an Agreement and Plan of Reorganization by and among Corixa Corporation ("Corixa"), Yakima Acquisition Corporation ("Merger Sub") and Anergen dated December 11, 1998 (the "Merger Agreement") pursuant to which Merger Sub will merge with and into Anergen and Anergen will become a wholly-owned subsidiary of Corixa (the "Merger") in consideration for shares of Corixa Common Stock with an aggregate value of approximately $8.5 million as of the date of the Merger Agreement. The Merger is subject to certain conditions including (i) approval of Anergen stockholders, (ii) securing the consent of Silicon Valley Bank; and (iii) Silicon Valley Bank has not taken certain actions to foreclose on the Silicon Valley Bank Loan (see Note 5). Anergen is currently in discussions with Silicon Valley Bank to restructure the Silicon Valley Loan and to obtain its consent to the Merger. There can be no assurance that Anergen will obtain Silicon Valley Bank's consent to the Merger or that Silicon Valley Bank will not require immediate repayment of its loan and will not foreclose on its loan. If the proposed Merger with Corixa is not consummated, Anergen will require substantial additional funds to continue its operations and there can be no assurance that such financing can be obtained.

Interim Financial Information

     The interim financial statements included herein have been prepared by the Company and have not been audited, pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted pursuant to Commission rules

                                 ANERGEN, INC.

and regulations; nevertheless, the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company (subject to year-end adjustments) with respect to the interim financial statements, and of the results of its operations and cash flows for the interim periods then ended, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

     Cash and cash equivalents are carried at cost which approximates fair value (based on quoted market prices) and include primarily interest bearing demand deposits and U.S. Government notes with original maturities of three months or less upon purchase.

Securities Available-for-Sale

     The Company accounts for its short-term investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement 115"). Under Statement 115 management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Marketable securities and debt securities not classified as held-to-maturity are classified as available-for-sale. To date, all marketable securities have been classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in a separate component of shareholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is provided over the estimated useful lives (3 to 4 years) of the respective assets using the straight-line method. Leasehold improvements are amortized over the shorter of the life of the lease or their estimated useful lives using the straight-line method.

                                 ANERGEN, INC.

Contract and License Fee Revenues

     Contract and license fee revenues consist of revenues from the Company's corporate partner, N.V. Organon and former corporate partner Novo Nordisk A/S. Contract revenues derived from the corporate partner agreements are recorded as earned based on the level of research effort performed by the Company. The Company recognizes revenue based upon actual effort performed related to contract projects. The Company tracks its expenditures related to projects and these expenditures are recorded as research and development expenses as incurred. The revenue associated with specific stages of development is recorded as contract revenue when the related expense is incurred. Any revenues received related to the projects are not refundable. Currently, the Company only has one collaborative relationship on-going (please note statements under "Collaborations" related to the termination of the Company's relationship with Novo Nordisk) with N.V. Organon ("Organon"). Under the contract between the Company and Organon, the Company receives quarterly payments related to research and development activities from Organon based upon a budget agreed to between the parties. The amounts are recorded as revenue as the actual expenditures related to the project are incurred. When the actual effort is less than budgeted amounts received, the variance is recorded as deferred revenue. The Company is also eligible for certain milestones based upon completion of activities. These payment amounts are not refundable and are recorded as revenue when received. License fees that are non-refundable and not tied to future performance are recorded when received. The Company is also entitled to receive from its partners (i) development milestone payments upon the occurrence of certain events and (ii) royalties on product sales, if any.

Research and Development

     Research and development costs are expensed as incurred and include personnel costs, materials consumed in research and development activities, depreciation on equipment used and the cost of facilities used for research and development as well as outside services.

Accounting and Disclosure of Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its stock options because the alternative fair market value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                                 ANERGEN, INC.

Income Taxes

     The Company accounts for income taxes using the liability method as prescribed by Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes."

Net Loss Per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share, if more diluted. Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share has not been presented as stock options and other common stock equivalents are antidilutive.

Comprehensive Income (Loss)

     As of January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes new rules for the reporting and presentation of comprehensive income and its components; however, the adoption of SFAS 130 had no impact on the Company's net loss or stockholders' equity. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income
(loss).

     The table below shows comprehensive loss for the periods presented:

                                                     SEPTEMBER 30,    SEPTEMBER 30,
                                                         1998             1997
                                                     -------------    -------------
Net loss...........................................   $(5,932,000)     $(6,041,000)
Net unrealized gain (loss) on securities available
  for sale.........................................         6,000           37,000
                                                      -----------      -----------
Comprehensive loss.................................   $(5,926,000)     $(6,004,000)
                                                      ===========      ===========

Reclassification

     Certain prior year amounts have been reclassified to conform to the current periods presentation.

2. COLLABORATIONS

Collaboration with N.V. Organon

     In June 1996, the Company entered into a development and license agreement ("Organon Agreement") with N.V. Organon for the purpose of developing and commercializing a product for the treatment of rheumatoid arthritis ("RA") using the Company's AnergiX technology combined with a peptide discovered by Organon. Under the Organon Agreement, the Company is entitled to receive (i) a license fee, (ii) research and development cost reimbursement, (iii) development milestone payments and

                                 ANERGEN, INC.

(iv) royalties on product sales, if any. The Company has granted to N.V. Organon exclusive worldwide rights to products developed under the Organon Agreement, including rights to commercialize these products although the Company retains certain co-promotion rights in North America. The Company received and recorded a $2 million license fee in September 1996 and recorded contract revenues of $2,198,000, $3,132,000 and $412,000 for the nine months ended September 30, 1998 and for the years ended December 31, 1997 and 1996, respectively under this agreement.

Collaboration with Novo Nordisk A/S -- related party

     In August 1993, the Company entered into a development and license agreement ("Novo Nordisk Agreement") with Novo Nordisk A/S for the purpose of developing and commercializing the Company's AnergiX(TM) products for multiple sclerosis ("MS"), myasthenia gravis ("MG"), and insulin-dependent diabetes mellitus ("IDDM"). Under the Novo Nordisk Agreement, the Company is entitled to receive (i) research and development cost reimbursement, (ii) development milestone payments and (iii) royalties on product sales, if any. For the nine months ended September 30, 1998 and for the years ended December 31, 1997, 1996 and 1995, the Company recorded contract revenues of $923,000, $2,631,000, $3,107,000 and $3,001,000 respectively, under this agreement. The Company granted to Novo Nordisk A/S exclusive worldwide rights to products developed under the Novo Nordisk Agreement, including rights to commercialize these products. In April 1996, the Novo Nordisk Agreement was expanded to include increased milestones and was extended through August of 1998. In August of 1993, Novo Nordisk A/S purchased 1,219,745 shares of common stock for $8 million, and an officer of Novo Nordisk A/S became a member of the Company's Board of Directors. In February 1998, the Company and Novo Nordisk agreed to terminate the agreement between the two parties effective February 9, 1998. All rights returned to the Company and it does not have any future obligation to Novo Nordisk. Novo Nordisk reimbursed the Company for the cost of the ongoing Phase I clinical trial in Multiple Sclerosis.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                                    DECEMBER 31,
                                                 SEPTEMBER 30,    ----------------
                                                     1998          1997      1996
                                                 -------------    ------    ------
Research and office leasehold improvements.....     $1,513        $1,513    $1,028
Research and office equipment..................      3,836         3,741     3,202
Pilot manufacturing facility leasehold
  improvements.................................        600           600       600
Pilot manufacturing facility equipment.........      1,237         1,237     1,143
                                                    ------        ------    ------
                                                     7,186         7,091     5,973
Less accumulated depreciation and
  amortization.................................     (6,013)       (5,388)   (4,514)
                                                    ------        ------    ------
                                                    $1,173        $1,703    $1,459
                                                    ======        ======    ======

                                 ANERGEN, INC.

4. INVESTMENTS

     At September 30, 1998, the Company's investments available-for-sale were recorded at a fair market value of $502,000 consisting of U.S. Corporate Securities. As of December 31, 1997, the Company's investments available-for-sale were recorded at a fair market value of $6,991,000, consisting of U.S. Corporate Securities, Mutual Funds and U.S. Government obligations of $2,466,000, $853,000 and $3,672,000, respectively. As of December 31, 1996, the estimated fair market value of U.S. Corporate Securities and U.S. Government obligations was $6,127,000 and $6,310,000, respectively. Gross unrealized gains and losses for the nine months ended September 30, 1998, and the years ended December 31, 1997 and 1996 were immaterial.

     The net adjustment to unrealized holding gains (losses) on available-for-sale securities included as a separate component of shareholders' equity was $6,000, $28,000, ($50,000) and $107,000 for the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996 and 1995, respectively. Realized gains and losses for the nine months ended September 30, 1998 and for the years ended December 31, 1997, 1996 and 1995 were immaterial.

     The amortized cost and estimated fair value of debt securities at September 30, 1998, December 31, 1997 and 1996, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                                        ESTIMATE
                                                                          FAIR
                                                              COST       VALUE
                                                             -------    --------
SEPTEMBER 30, 1998
AVAILABLE-FOR-SALE
Due in one year or less....................................  $   503    $   502
Due after one year through three years.....................       --         --
Due after three years......................................       --         --
                                                             -------    -------
                                                             $   503    $   502
                                                             =======    =======
DECEMBER 31, 1997
AVAILABLE-FOR-SALE
Due in one year or less....................................  $ 6,997    $ 6,991
Due after one year through three years.....................       --         --
Due after three years......................................       --         --
                                                             -------    -------
                                                             $ 6,997    $ 6,991
                                                             =======    =======
DECEMBER 31, 1996
AVAILABLE-FOR-SALE
Due in one year or less....................................  $11,971    $11,936
Due after one year through three years.....................      500        501
Due after three years......................................       --         --
                                                             -------    -------
                                                             $12,471    $12,437
                                                             =======    =======

                                 ANERGEN, INC.

5. LEASE AND DEBT OBLIGATIONS

     The Company leases its facilities under noncancelable operating leases. Facilities rent expense for the nine months ended September 30, 1998 and for the years ended December 31, 1997, 1996, and 1995, was $431,000, $508,000, $589,000,
and $551,000, respectively.

     On June 23, 1995 the Company entered into a loan agreement with Silicon Valley Bank of California ("SVB") which provided $800,000 in financing available through December 31, 1995, all of which is secured by equipment purchased by the Company. At September 30, 1998, the Company had no borrowings under the original loan agreement.

     On December 27, 1996 the Company entered into an agreement with SVB which provided up to $1,500,000 in financing available through December 31, 1997, all of which is secured by equipment and leasehold improvements purchased by the Company. At September 30, 1998, the Company had net borrowings of $1,003,000 under the original loan agreements. As of the end of the third quarter ended September 30, 1998, the Company was no longer in compliance with certain covenants related to its outstanding loan with SVB. As a result, the Company has reclassified the long term portion of the debt obligation into the current portion of the debt obligation. SVB has the right to demand full repayment of the loan while the Company is out of compliance with the covenants. Immediate repayment of the loan would have material adverse effect on the Company's operating cash flow.

     Future minimum payments, by year and in the aggregate, under the debt and noncancelable operating leases consisted of the following at December 31, 1997 (in thousands):

                                                                OPERATING
                                                       DEBT      LEASES
                                                      ------    ---------
1998................................................  $  616      $530
1999................................................     435        41
2000................................................     435
                                                      ------      ----
Total minimum debt and lease payments...............   1,486      $571
                                                                  ====
Less current portion of debt obligations............     616
                                                      ------
Long-term debt obligation...........................  $  870
                                                      ======

6. STOCKHOLDERS' EQUITY

Change of Control Arrangements

     In the event of a change of control of the Company, the Board of Directors has authority to issue shares of Preferred Stock with rights, preferences and privileges designated by the Board of Directors. Further, pursuant to the Company's option plans, under change of control of the Company, the Board of Directors has the right, under certain circumstances, to cause all outstanding options to become fully vested.

                                 ANERGEN, INC.

1988 Stock Option Plan, 1992 Consultant Stock Plan, 1995 Director Option Plan and 1996 Stock Option Plan

     The Company has granted certain officers, employees and consultants options to purchase shares of the Company's common stock at prices ranging from $.16 to $11.00 per share under its 1988 Stock Option Plan, 1992 Consultant Stock Plan, 1995 Director Option Plan and 1996 Stock Option Plan ("option plans"). The Company has reserved 4,050,000 shares of common stock for issuance under the option plans, of which 2,046,000 are available for grant at September 30, 1998. These options vest over periods of up to four years and, once vested, can be exercised at any time for a period of 9 or 10 years from the date of grant.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its stock options because, as discussed below, the alternative fair market value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company's option plans have authorized the grant of options to Company personnel, consultants and directors for up to 4,050,000 shares of the Company's common stock. Options granted have 9 or 10 year terms and vest and typically become fully exercisable at the end of 4 years of continued employment.

     Pro forma information regarding net loss and loss per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options and its employee stock purchase plan subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1995, 1996 and 1997, respectively; risk-free interest rates of 6.72%, 6.83% and 6.41%; no dividend yields; volatility factor of the expected market price of the Company's common stock of .73 for 1995 and 1996, and 1.05 for 1997; and a weighted-average expected life of the options of 6.87 years for 1995 and 1996, and 5.25 years for 1997.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                 ANERGEN, INC.

     For purposes of pro forma disclosures, the estimated fair value of the options and Employee Stock Purchase Plan (ESPP) are amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for loss per share information):

                                            1997       1996       1995
                                           -------    -------    -------
Pro forma net loss.......................  $(9,843)   $(6,659)   $(7,302)
Pro forma loss per share.................  $ (0.52)   $ (0.40)   $ (0.57)

     Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1998.

     A summary of the Company's stock option activity, and related information follows:

                                                             WEIGHTED AVERAGE
                                          NUMBER OF SHARES   PRICE PER SHARE
                                          ----------------   ----------------
                                           (IN THOUSANDS)
Balance at January 1, 1995..............         805              $4.83
  Granted...............................         283               2.93
  Exercised.............................        (168)              0.24
  Forfeited.............................         (41)              7.61
                                               -----
Balance at December 31, 1995............         879               4.94
  Granted...............................         535               3.72
  Exercised.............................         (76)              0.97
  Forfeited.............................         (11)              3.86
                                               -----
Balance at December 31, 1996............       1,327               4.69
  Granted...............................         787               3.02
  Exercised.............................          (4)              3.07
  Forfeited.............................        (428)              5.16
                                               -----
Balance at December 31, 1997............       1,682               3.79
  Granted...............................         436               1.02
  Exercised.............................          --               0.00
  Forfeited.............................        (581)              2.95
                                               -----
Balance at September 30, 1998...........       1,537               3.08

                                                                      DECEMBER 31,
                          SEPTEMBER 30,      ---------------------------------------------------------------
                              1998                  1997                  1996                  1995
                       -------------------   -------------------   -------------------   -------------------
                       SHARES    WEIGHTED-   SHARES    WEIGHTED-   SHARES    WEIGHTED-   SHARES    WEIGHTED-
                        UNDER     AVERAGE     UNDER     AVERAGE     UNDER     AVERAGE     UNDER     AVERAGE
                       OPTIONS   EXERCISE    OPTIONS   EXERCISE    OPTIONS   EXERCISE    OPTIONS   EXERCISE
                        (000)      PRICE      (000)      PRICE      (000)      PRICE      (000)      PRICE
                       -------   ---------   -------   ---------   -------   ---------   -------   ---------
Outstanding-end of
  year...............   1,537      $3.08      1,682      $3.79      1,327      $4.69        879      $4.94
Exercisable..........     676      $4.03        823      $4.54        609      $5.92        430      $5.72
Weighted-average fair
  value of options
  granted during the
  year...............  $ 0.94                $ 2.01                $ 2.74                 $2.19

                                 ANERGEN, INC.

     Exercise prices for options outstanding as of December 31, 1997 ranged from $2.00 to $11.00. The weighted-average remaining contractual life of those options is 6.13 years.

Employee Stock Purchase Plan

     The Company has an Employee Stock Purchase Plan under which a total of 750,000 shares of common stock have been reserved and made available for purchase by eligible employees.

     Eligible employees may have up to 10% of their wages withheld for purchases of common stock of the Company. On September 30 and March 31 of each year, the funds then in each employee's account are applied to the purchase of shares of common stock at 85% of the fair market value at such date or at six month retroactive intervals up to 24 months, whichever is less. As of September 30, 1998, 275,497 shares had been purchased with such funds.

     Under Statement 123, the fair value for these purchase options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1995, 1996 and 1997, respectively; risk-free interest rates of 5.96% and 5.52% and 5.86%; no dividend yields; volatility factor of the expected market price of the Company's common stock of .73 for 1995 and 1996 and 1.05 for 1997; and a weighted-average expected life of the options of 1.25 for 1995 and 1996 and .5 years for 1997. The weighted average fair value of those purchase rights granted in 1995, 1996 and 1997 was $0.93, $1.22 and $1.41 respectively.

Warrants

     In 1997 warrants to purchase 50,000 shares of the Company's common stock at an exercise price of $3.25 per share were issued under a collaboration agreement and expire on December 31, 2001. No value was assigned to these warrants due to immateriality; these warrants remain unexercised as of December 31, 1997. Effective December 31, 1997 the collaboration agreement was terminated and 22,220 unvested warrants were returned to the Company. In connection with facilities and equipment financings, the Company issued warrants to purchase 16,919 and 8,577 shares of Common Stock at $9.93 per share and $5.83 per share, respectively. The warrant to purchase 16,919 shares of Common Stock, issued on December 29, 1992, is exercisable at any time until December 29, 1999, and the warrant to purchase 8,577 shares of Common Stock, issued on December 30, 1993, is exercisable at any time until December 30, 2000.

                                 ANERGEN, INC.

7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities include the following (in thousands):

                                                                     DECEMBER 31,
                                                  SEPTEMBER 30,    ----------------
                                                      1998          1997      1996
                                                  -------------    ------    ------
Accounts payable................................      $184         $  597    $  231
Accrued collaborative expenses..................       253            237       569
Accrued vacation pay............................       160            186       114
Accrued professional fees.......................        31            221       189
Other...........................................       102             40       223
                                                      ----         ------    ------
Total accounts payable and accrued
  liabilities...................................      $730         $1,281    $1,326
                                                      ====         ======    ======

8. INCOME TAXES

     At December 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $46.8 million and $9.5 million, respectively. Additionally, the Company has research and development tax credit carryforwards for federal tax purposes of approximately $2.0 million. The net operating loss and credit carryforwards will expire at various dates beginning 1998 through 2012, if not utilized.

     The Company's stock offering in April 1995 resulted in a change in ownership and it is expected that the entire net operating loss and credit carry forwards as of April 1995 may be subject to an annual limitation based on the Company's pre-change value. The annual limitation will result in the expiration of the net operating losses and credits before utilization.

     Net operating losses incurred subsequent to April 1995 may be subject to annual limitation such that the net operating losses may expire before utilization.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1997 and 1996 are as follows:

                                                             DECEMBER 31,
                                                      --------------------------
                                                         1997           1996
                                                      -----------    -----------
Deferred income tax assets:
Net operating loss carryforwards....................  $16,500,000    $13,900,000
Research credits....................................    2,900,000      2,000,000
Capitalized research and development................    1,000,000             --
Other deferred tax assets...........................      300,000        700,000
                                                      -----------    -----------
Net deferred tax assets.............................  $20,700,000    $16,600,000
Valuation allowance for deferred tax assets.........  (20,700,000)   (16,600,000)
                                                      -----------    -----------
          Total deferred tax assets.................  $        --    $        --
                                                      ===========    ===========

     The net valuation allowance increased by $2,200,000 during the year ended December 31, 1996 ($3,200,000 in 1995).

      (b)   Pro Forma Financial Information.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements give effect to the Merger and the GenQuest acquisition using the purchase method of accounting. The unaudited pro forma consolidated balance sheet gives effect to the Merger as if it had occurred on September 30, 1998 (the GenQuest Acquisition occurred on September 15, 1998. Accordingly, the unaudited balance sheet of Corixa reflects the acquisition of GenQuest). The unaudited pro forma consolidated statements of operations for the year ended December 31, 1997 and for the nine months ended September 30, 1998 give effect to the Merger and GenQuest Acquisition as if they had occurred on January 1, 1997. The Unaudited Pro Forma Consolidated Financial Statements do not purport to represent what Corixa's financial position or results of operations would actually have been if the Merger had in fact occurred on such dates or to project Corixa's financial position or results of operations as of any future date or for any future period.

     For pro forma purposes, (i) the Corixa unaudited consolidated balance sheet as of September 30, 1998 has been combined with the Anergen unaudited balance sheet as of September 30, 1998 as if the Merger had occurred on September 30, 1998, (ii) Corixa's unaudited statement of operations for the nine months ended September 30, 1998 and audited statement of operations for the year ended December 31, 1997 have been combined with GenQuest's unaudited statement of operations for the period from January 1, 1998 to September 15, 1998 and audited statement of operations for the year ended December 31, 1997, respectively,
(iii) the Corixa/GenQuest unaudited pro forma combined statements of operations for the nine months ended September 30, 1998 and year ended December 31, 1997 have been combined with the Anergen unaudited statement of operations for the nine months ended September 30, 1998 and the audited statement of operations for the year ended December 31, 1997 as if the Merger had occurred on January 1, 1997. The unaudited pro forma adjustments have been applied to the financial information derived from the financial statements of Corixa, GenQuest, and Anergen to account for the Merger and the GenQuest Acquisition as a purchase; accordingly, assets acquired and liabilities assumed are reflected at their estimated fair values which are subject to further refinement, including appraisals and other analysis.

     The unaudited pro forma consolidated financial information has been prepared based on the assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Anergen based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma consolidated financial information after valuations and other procedures to be performed after the closing of the Merger. In the opinion of Corixa, all adjustments necessary to present fairly such unaudited pro forma consolidated financial information have been made based on the proposed terms and structure of the Merger.

     As a result of the Merger, Corixa expects to record a nonrecurring charge to operations for acquired in-process technology. The pro forma consolidated financial statements reflect an allocation to acquired in-process technology estimated to be $8.8 million. This amount represents only an estimate, as the valuation of the acquired tangible and intangible assets has not been performed. The actual amount allocated to in process research and development may differ significantly from the estimated amount. Should the amount allocated to in process research and development be less than $8.8 million, the unaudited pro forma balance sheet would reflect additional assets and the unaudited pro forma statement of operations would reflect amortization of such assets. The charge for acquired in-process technology has been reflected in the unaudited pro forma consolidated balance sheet, but excluded from the unaudited pro forma consolidated statement of operations, because the charge is nonrecurring.

     The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on September 30, 1998, January 1, 1997, respectively, nor is it necessarily indicative of future operating results or financial position.

     These unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Corixa, GenQuest and Anergen, and other financial information pertaining to Corixa, GenQuest and Anergen, including "Corixa Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Anergen Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Proxy Statement/Prospectus.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                          CORIXA/ANERGEN
                                                            PRO FORMA                   PRO FORMA
                                     CORIXA    ANERGEN     ADJUSTMENTS       NOTE 2      COMBINED
                                     ------    -------    --------------     ------     ---------
ASSETS
Current assets:
  Cash and cash equivalents.......  $  4,912   $  1,868      $  (200)      (v)           $  6,580
  Securities available-for-sale...    40,565        502                                    41,067
  Accounts receivable.............       724         --                                       724
  Other current assets............     1,319         50           --                        1,369
                                    --------   --------      -------                     --------
Total current assets..............    47,520      2,420         (200)                      49,740
Property and equipment, net.......     7,025      1,173                                     8,198
Deferred charges and deposits.....       155         36                                       191
                                    --------   --------      -------                     --------
Total assets......................  $ 54,700   $  3,629      $  (200)                    $ 58,129
                                    ========   ========      =======                     ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
    liabilities...................  $  2,380   $    730      $ 1,400       (ii)          $  4,510
  Deferred revenue................       600         --                                       600
  Current portion of obligations
    and commitments...............     2,134      1,003                                     3,137
                                    --------   --------      -------                     --------
Total current liabilities.........     5,114      1,733        1,400                        8,247
Long-term obligations and
  commitments, less current
  portion.........................    11,707         --                                    11,707
Stockholders' equity:
  Preferred stock.................        --         --                                        --
  Common stock....................        13     57,705      (57,704)      (iii)(iv)           14
  Additional paid-in capital......    74,001        659        8,443       (iii)(iv)       83,103
  Receivable for warrants.........        --         --                                        --
  Deferred compensation...........    (1,444)        --                                    (1,444)
  Accumulated comprehensive
    loss..........................       198         --                                       198
  Deficit accumulated during
    development stage.............   (34,889)   (56,468)      47,661                      (43,696)
                                    --------   --------      -------                     --------
Total stockholders' equity........    37,879      1,896       (1,600)                      38,175
                                    --------   --------      -------                     --------
Total liabilities and
  stockholders' equity............  $ 54,700   $  3,629      $  (200)                    $ 58,129
                                    ========   ========      =======                     ========

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 CORIXA/GENQUEST            CORIXA/GENQUEST
                                                    PRO FORMA                  PRO FORMA
                            CORIXA    GENQUEST     ADJUSTMENTS     NOTE 4      COMBINED
                           --------   --------   ---------------   ------   ---------------
Revenue:
  Collaborative
    agreements...........  $  7,279   $   150        $(1,048)        (c)       $  6,381
  Government grants......     1,068        58             --                      1,126
                           --------   -------        -------                   --------
        Total revenue....     8,347       208         (1,048)                     7,507
Operating expenses:
  Research and
    development..........   (19,661)   (2,196)         1,700         (c)        (20,157)
  General and
    administrative.......    (1,766)     (237)           204         (c)         (1,799)
  In-process research and
    development..........   (12,019)       --         12,019         (d)             --
                           --------   -------        -------                   --------
        Total operating
          expenses.......   (33,446)   (2,433)        13,923                    (21,956)
                           --------   -------        -------                   --------
Loss from operations.....   (25,099)   (2,225)        12,875                    (14,449)
Interest income..........     2,414        60             --                      2,474
Interest expense.........      (513)      (47)            --                       (560)
Other income.............       271        --           (204)        (c)             67
                           --------   -------        -------                   --------
Net loss.................  $(22,927)  $(2,212)       $12,671                   $(12,468)
                           ========   =======        =======                   ========
Basic and diluted net
  loss per share.........  $  (1.93)                                           $   (.96)
                           ========                                            ========
Shares used in
  computation of basic
  and diluted net loss
  per share..............    11,862                                              12,926(Note 5)
                           ========                                            ========

                                      CORIXA/ANERGEN     PRO
                                        PRO FORMA       FORMA
                            ANERGEN    ADJUSTMENTS     COMBINED
                            -------   --------------   --------
Revenue:
  Collaborative
    agreements...........   $ 3,121                    $  9,502
  Government grants......        --           --          1,126
                            -------      -------       --------
        Total revenue....     3,121           --         10,628
Operating expenses:
  Research and
    development..........    (6,374)          --        (26,531)
  General and
    administrative.......    (2,873)          --         (4,672)
  In-process research and
    development..........        --           --             --
                            -------      -------       --------
        Total operating
          expenses.......    (9,247)          --        (31,203)
                            -------      -------       --------
Loss from operations.....    (6,126)          --        (20,575)
Interest income..........       300           --          2,774
Interest expense.........      (106)          --           (666)
Other income.............        --                          67
                            -------      -------       --------
Net loss.................   $(5,932)     $    --       $(18,400)
                            =======      =======       ========
Basic and diluted net
  loss per share.........   $  (.31)                   $  (1.31)
                            =======                    ========
Shares used in
  computation of basic
  and diluted net loss
  per share..............    18,878                      14,038(Note 3)
                            =======                    ========

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         CORIXA/GENQUEST            CORIXA/GENQUEST              CORIXA/ANERGEN
                                                            PRO FORMA                  PRO FORMA                   PRO FORMA
                                    CORIXA    GENQUEST     ADJUSTMENTS     NOTE 4      COMBINED       ANERGEN     ADJUSTMENTS
                                   --------   --------   ---------------   ------   ---------------   --------   --------------
Revenue:
  Collaborative agreements.......  $ 13,390   $    25        $(1,948)      (c)         $ 11,467       $  5,763
  Government grants..............       977        33             --                      1,010             --            --
                                   --------   -------        -------                   --------       --------      --------
    Total revenue................    14,367        58         (1,948)                    12,477          5,763            --
Operating expenses:
  Research and
    development..................   (16,398)   (3,654)         2,436       (c)          (17,616)       (11,559)
  General and
    administrative...............    (2,033)     (962)           325       (c)           (2,670)        (2,997)           --
                                   --------   -------        -------                   --------       --------      --------
    Total operating
      expenses...................   (18,431)   (4,616)         2,761                    (20,286)       (14,556)           --
                                   --------   -------        -------                   --------       --------      --------
Loss from operations.............    (4,064)   (4,558)           813                     (7,809)        (8,793)           --
Interest income..................     1,300       236             --                      1,536            565            --
Interest expense.................      (327)      (24)            --                       (351)          (202)           --
Other income.....................       415        --           (325)      (c)               90             --
                                   --------   -------        -------                   --------       --------      --------
Net loss.........................  $ (2,676)  $(4,346)       $   488                   $ (6,534)      $ (8,430)     $     --
                                   ========   =======        =======                   ========       ========      ========
Basic and diluted net loss per
  share..........................  $  (0.55)                                           $  (1.10)      $  (0.45)
                                   ========                                            ========       ========
Shares used in computation of
  basic and diluted net loss per
  share..........................     4,891                                               5,955         18,815
                                   ========                                            ========       ========
Pro forma basic and diluted net
  loss per share.................  $  (0.31)                                           $  (0.67)
                                   ========                                            ========
Shares used in computation of pro
  forma basic and diluted net                                                             9,819 (Note 5)
  loss per share.................     8,755                                            ========
                                   ========

                                     PRO
                                    FORMA
                                   COMBINED
                                   --------
Revenue:
  Collaborative agreements.......  $ 17,230
  Government grants..............     1,010
                                   --------
    Total revenue................    18,240
Operating expenses:
  Research and
    development..................   (29,175)
  General and
    administrative...............    (5,667)
                                   --------
    Total operating
      expenses...................   (34,842)
                                   --------
Loss from operations.............   (16,602)
Interest income..................     2,101
Interest expense.................      (553)
Other income.....................        90
                                   --------
Net loss.........................  $(14,964)
                                   ========
Basic and diluted net loss per
  share..........................  $  (2.12)
                                   ========
Shares used in computation of
  basic and diluted net loss per
  share..........................     7,067
                                   ========
Pro forma basic and diluted net
  loss per share.................  $  (1.37)
                                   ========
Shares used in computation of pro
  forma basic and diluted net
  loss per share.................    10,931(Note 3)
                                   ========

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The unaudited pro forma information presented is not necessarily indicative of future consolidated results of operations of Corixa or the consolidated results of operations which would have resulted had the Merger taken place during the periods presented. The Unaudited Pro Forma Statements reflect the effects of the Merger and GenQuest Acquisition, assuming the Merger occurred as of September 30, 1998 for the purposes of the unaudited pro forma consolidated balance sheet and the Merger and GenQuest Acquisition as of January 1, 1997 for the purposes of the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively.

2. ANERGEN -- UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS

     (a) The unaudited pro forma consolidated financial statements reflect the conversion of all the outstanding shares of Anergen capital stock into approximately 1,111,588 shares of Corixa Common Stock pursuant to the Merger (assuming no options or warrants to purchase Anergen Common Stock are exercised after January 8, 1999). This calculation is based on Anergen's capitalization at January 8, 1999 and is based on the average last reported closing price per share on Nasdaq of Corixa Common Stock for the 15-day trading period beginning November 23, 1998 and ending December 14, 1998 which equals $7.3042. All outstanding options and warrants to purchase Anergen Common Stock will be assumed by Corixa pursuant to the Merger and converted into options to purchase shares of Corixa Common Stock. This calculation assumes that no options and warrants to purchase Anergen Common Stock will be exercised after January 8, 1999.

     (b) The total consideration of $10.7 million consists of Corixa Common Stock and Options valued at $9.1 million, cash of $.2 million and approximately $1.4 million of transaction costs. The purchase price will be allocated based on the fair value of assets acquired and liabilities assumed, netting to $1.9 million and acquired in-process research and development of $8.8 million. These amounts represent only an estimate, as the valuation has not been performed. The actual allocation may differ significantly from the estimated amounts. In-process research and development charges have not been reflected in the pro forma consolidated statement of operations, as they are considered non-recurring charges.

     (c) The unaudited pro forma consolidated balance sheet includes the adjustments necessary to give effect to the Merger as if it had occurred on September 30, 1998, and to reflect the allocation of the proposed acquisition to the fair value of tangible and intangible assets acquired, including the charge to operations for in-process technology acquired and the elimination of Anergen's equity accounts. Also included are the transaction costs, inclusive of payments to financial advisors, independent accountants, attorneys and other related costs, including severance costs, and costs associated with the elimination of redundant facilities and assets. Approximate adjustments included in the unaudited pro forma consolidated balance sheet are summarized as follows:

     (i)   Write-off of in-process technology acquired by Corixa, $8,807,000;

     (ii)  Transaction and other costs associated with the Merger of $1,400,000;

     (iii) Elimination of Anergen equity accounts, $1,896,000;

     (iv) Issuance of Corixa Common Stock, $0.001 par value, as discussed above. The value of Corixa Common Stock is equal to the product of approximately 1,111,588 shares multiplied by approximately $8.1875 per share.

     (v)  Cash payment of $200,000

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

3. ANERGEN -- UNAUDITED CONSOLIDATED NET LOSS PER SHARE

     The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1997 and the nine months ended September 30, 1998 are based upon the historical weighted average common shares outstanding adjusted to reflect the issuance, as of January 1, 1997 of approximately 1,111,588 shares of Corixa Common Stock as described in Note 2 to these Notes to Unaudited Pro Forma Consolidated Financial Statements. Options to purchase Anergen Common Stock will be assumed by Corixa pursuant to the Merger and converted into options to purchase shares of Corixa Common Stock. The Corixa Common Stock issuable upon exercise of the stock options to be assumed in the Merger have been excluded as the effect would be anti-dilutive.

4. GENQUEST -- UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS

     (a) The unaudited pro forma consolidated financial statements reflect the conversion of all the outstanding shares of GenQuest capital stock into 1,063,695 shares of Corixa Common Stock as a result of the acquisition by Corixa on September 15, 1998 which was accounted for as a purchase transaction. Options to purchase shares of GenQuest Common Stock were assumed by Corixa pursuant to the Merger and converted into options to purchase shares of Corixa Common Stock which have an estimated value of approximately $77,000.

     (b) The total consideration of $12.4 million consisted of Corixa Common Stock and Options valued at $7.3 million, cash of $4.5 million and approximately $.6 million of transaction costs. The purchase price was allocated to assets acquired and liabilities assumed, netting to $.4 million and acquired in-process research and development of $12.0 million. In process research and development charges have not been reflected in the pro forma consolidated statement of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997, as they are considered a non-recurring charge.

     (c) Elimination of inter-company revenue and expenses including amortization of the warrant previously issued to GenQuest.

     (d) Elimination of in process technology acquired by Corixa, which is considered nonrecurring.

5. GENQUEST -- UNAUDITED CONSOLIDATED NET LOSS PER SHARE

     The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1997 and the nine months ended September 30, 1998 are based upon the historical weighted average common shares outstanding adjusted to reflect the issuance, as of January 1, 1997 and January 1, 1998 of 1,063,695 shares of Corixa Common Stock as described in Note 2 to these Notes to Unaudited Pro Forma Consolidated Financial Statements. Options to purchase shares of GenQuest Common Stock will be assumed by Corixa pursuant to the Merger and converted into options to purchase shares of Corixa Common Stock. The Corixa Common Stock issuable upon exercise of the stock options to be assumed in the Merger has been excluded as the effect would be anti-dilutive.

]      (c)   Exhibits.

            2.1 Agreement and Plan of Reorganization dated December 11, 1998, among the Company, Yakima Acquisition Corporation and Anergen, Inc. (incorporated by reference to Appendix A of the Registration Statement No. 333-69679 on Form S-4 filed by the Company with the Securities and Exchange Commission on January 12, 1999).

            20.1 Press Release dated February 12, 1999 announcing the closing of the Agreement and Plan of Reorganization. [See Exhibit Index.]

            23.1  Consent of Ernst & Young LLP, Independent Auditors.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   CORIXA CORPORATION
                                   (Registrant)



Date:  February 12, 1999            By:   /s/ Steven Gillis
       -----------------------            --------------------------------------
                                          Steven Gillis
                                          President and Chief Executive Officer

                                INDEX TO EXHIBITS


                                                                                SEQUENTIALLY
EXHIBIT                                                                           NUMBERED
NUMBER      DESCRIPTION                                                             PAGE
-------     -----------                                                         ------------
2.1         Agreement and Plan of Reorganization dated December 11, 1998, among the Company, Yakima Acquisition Corporation and Anergen, Inc.
            (incorporated by reference to Appendix A of the Registration
            Statement on Form S-4 No. 333-69679 filed by the Company with the
            Securities and Exchange Commission on January 12, 1999).

20.1 Press Release dated February 12, 1999 announcing the closing of the Agreement and Plan of Reorganization.

23.1        Consent of Ernst & Young LLP, Independent Auditors.
